April 10, 2017

Dear Shareholder:

We are writing to you on behalf of the Putnam Investments Board of Trustees because a well-known dissident firm named Bulldog Investors, LLC (“Bulldog”) is seeking to take over the Board of Putnam High Income Securities Fund, a fund in which you hold shares. Bulldog’s self-serving agenda could harm the interests of long-term shareholders like you for the benefit of Bulldog’s own short-term interests.

Bulldog has sent a letter to Fund shareholders making various misleading statements to further its agenda. Be assured that your Trustees are independent, experienced, and highly qualified fiduciaries. In fact, the Board of Trustees has actively sought to promote the interests of Fund shareholders, including through adopting the Fund’s share repurchase program, which was established in 2005 and is still in effect. The program permits the Fund to repurchase up to 10% of outstanding common shares annually. The Fund has repurchased more than six million common shares under the program since 2005, providing liquidity to common shareholders and benefiting long-term shareholders by improving Fund performance (at net asset value). Your Board of Trustees and the Putnam management team have acted and will continue to act in the best interests of ALL the Fund’s shareholders.

Bulldog is a short-term investor only looking for a quick return. In contrast, the Fund’s Trustees believe that most shareholders are invested in the Fund for the long term. Maintaining the integrity of the Fund and its Board is in the interests of long-term shareholders. The Trustees do not believe that any of the changes proposed by Bulldog should be made to your Fund.

As a closed-end fund, your Fund offers potential investment benefits, including the ability to remain more fully invested in longer-term, higher-yielding securities. Bulldog would put an end to this. It seeks to institute actions that would reduce the size of the Fund and increase its expense ratios, and potentially result in the liquidation of the Fund.

Your prompt attention is important.

We strongly urge that you NOT respond to any of Bulldog’s communications, and especially DO NOT vote any GREEN proxy cards that you may receive from Bulldog.

(over, please)

Your vote for the current Board of Trustees is also important. For your convenience, we have enclosed another WHITE proxy card supporting your Board of Trustees. We ask you to please show your support of the Trustees and the Putnam management team by signing, dating, and returning this WHITE proxy card.

Should you have any questions, please don’t hesitate to call 1 (866) 342-8290.